EXHIBIT 99.1

International Aluminum Corporation Announces

Results For The First Quarter and Dividend

MONTEREY PARK, Calif., November 10, 2004:  International Aluminum Corporation (NYSE: IAL) today announced results for its first quarter ended September 30, 2004 as follows:

	Quarter Ended
	September 30,
	2004	2003

Net sales	$60,727,000	$52,956,000

Income from continuing operations	$3,034,000	$1,538,000
Income from discontinued operations	—	41,000
Net income	$3,034,000	$1,579,000

Basic and diluted EPS:
Continuing operations	$.71	$.36
Discontinued operations	—	.01
Total	$.71	$.37

At a regular meeting of its Board of Directors, International Aluminum Corporation declared a regular quarterly cash dividend of $0.30 per share payable January 10, 2005 to shareholders of record as of December 20, 2004.

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670